SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2009

Commission File Number: 333-147917

Bio-Solutions Corp.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	98-0557171 (I.R.S. Employer Identification No.)
14517, Joseph Marc Vermette, Mirabel (Québec), Canada (Address of principal executive offices)	J7J 1X2 (Zip Code)
(514) 686-2611 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Appointment and Resignation of Principal Officers and Directors.  Compensatory Arrangements of Certain Officers.

On March 16, 2009, Roger Corriveau retired from Bio-Solutions Corp., a Nevada corporation (“Registrant”) and the Registrant’s Board of Directors accepted the resignation of Mr. Corriveau as President, Chief Executive Officer and a director. Mr. Corriveau’s resignation as President, Chief Executive Officer and a director is not the result of any disagreement with the policies, practices or procedures of the Registrant.  Mr. Corriveau’s resignation is attached hereto as Exhibit 17.1.

The Registrant appointed Dr. Gilles Chaumillon as President and Chief Executive Officer, effective March 16, 2009.  Prior joining the Registrant and from 2004 to 2008, Dr. Gilles Chaumillon served as Senior Director, Project Management for BioSyntech Inc.,, a biotechnology company located in Canada and listed on the TSX stock exchange. Prior to 2004, he was General Manager and Business Development Director of a Contract Research Organization. He began his career at Æterna-Zentaris as Director in charge of collaboration network and process development. His experience encompasses product and process development, manufacturing and also business development, strategic planning and commercialisation. Dr. Chaumillon is a member of Quebec MBA Association (AMBAQ) and also an active member Quebec Biotech Association (BIOQUEBEC) where he is president of the membership committee. Dr. Chaumillon holds a PhD degree in marine biology from Laval University of Québec City and a MBA in Biotech Management from University of Quebec at Montreal. Dr. Chaumillon is not an officer or director of any other reporting company.

Dr. Chaumillon is expected to receive compensation of $100,000 per year from the Registrant for his service as President and Chief Executive Officer.  Dr. Chaumillon does not own any shares of the Registrant’s common stock.

Exhibit Number	Exhibit

17.1	Resignation of Roger Corriveau as President, Chief Executive Officer and a director

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Bio-Solutions Corp.

March 16, 2009	By:	/s/ Gilles Chaumillon
Gilles Chaumillon
President, Chief Executive Officer